                         STOCK OPTION EXERCISE AGREEMENT

                  THIS STOCK OPTION EXERCISE AGREEMENT (this "Agreement") is made as of _____ __, 2001, by and between Specialty Catalog Corp., a Delaware corporation (the "Company"), and the Person named on the signature page hereto (the "Optionee").

                  WHEREAS, the Optionee is a holder of options (the "Options") granted pursuant to the Company's 2000 Stock Incentive Plan (the "Plan") and evidenced by the Stock Option Agreement (the "Option Agreement") dated ____, 2000, between the Company and Optionee, to purchase the number of shares of common stock ("Common Stock") par value $.01 per share of the Company set forth opposite Optionee's name on, and on terms indicated in, Schedule I attached hereto;

                  WHEREAS, the Company has entered into an Agreement and Plan of Recapitalization and Merger with Specialty Acquisition Corp. ("Acquisition Corp."), dated as of May 4, 2001, as amended from time to time in accordance with its terms (the "Merger Agreement"), pursuant to which Acquisition Corp. shall be merged with and into the Company (the "Acquisition"), in accordance with the terms and conditions of the Merger Agreement and the relevant provisions of the DGCL (as defined in the Merger Agreement), and the surviving corporation shall be the Company;

                  WHEREAS, the Committee (as defined in the Plan) has determined to accelerate the vesting schedule of the options immediately prior to the consummation of the Acquisition such that all of the options will be currently exercisable at such time;

                  WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Optionee desires to exercise such number of Options to purchase the number of shares of Common Stock set forth opposite its name on Schedule II attached hereto, upon the terms and subject to the conditions hereof; and

                  WHEREAS, the shares of Common Stock issued to Optionee upon exercise of the Exercised Options shall be subject to the vesting provisions hereof.

                  NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


         1.       Definitions.

                  1.1 Acquisition. The term "Acquisition" shall have the meaning set forth in the preface.

                  1.2 Acquisition Corp. The term "Acquisition Corp." shall have the meaning set forth in the preface.

                  1.3 Aggregate Exercise Price. The term "Aggregate Exercise Price" shall have the meaning set forth in Section 2.2.

                  1.4 Agreement. The term "Agreement" shall have the meaning set forth in the preface.

                  1.5 Closing. The term "Closing" for the exercise of the Exercised Options and issuance of the Shares shall occur immediately after and in connection with the consummation of the Acquisition.

                  1.6 Common Stock. The term "Common Stock" shall have the meaning set forth in the preface.


                  1.7 Company. The term "Company" shall have the meaning set forth in the preface.

                  1.8 Exercised Options. The term "Exercised Options" shall have the meaning set forth in Section 2.1.

                  1.9 Merger Agreement. The term "Merger Agreement" shall have the meaning set forth in the preface.

                  1.10 Option Agreement. The term "Option Agreement" shall have the name set forth in the preface.

                  1.11 Optionee. The term "Optionee" shall have the meaning set forth in the preface.

                  1.12 Options. The term "Options" shall have the meaning set forth the preface.

                  1.13 Person. The term "Person" shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

                  1.14 Plan. The term "Plan" shall have the meaning set forth in the preface.

                  1.15 Securities Act. The term "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

                  1.16 Shares. The term "Shares" shall have the meaning set forth in Section 2.1.

                  1.17 Stockholders Agreement. The term "Stockholders Agreement" shall mean the Stockholders Agreement dated as of May 4, 2001 among Acquisition Corp. and its stockholders, as it may be amended or supplemented thereafter from time to time, which agreement shall, after the Acquisition, become the Stockholders Agreement of the Company.

                  1.18 Surrendered Shares. The term "Surrendered Shares" shall have the meaning set forth in Section 2.2.

         2.       Exercise of Options.

                  2.1 Exercise of Options. Upon the terms and subject to the conditions set forth in this Agreement, the Optionee hereby elects to purchase the number of shares of Common Stock of Specialty Catalog Corp. as set forth on
Schedule II attached hereto (the "Exercised Options"), and the Company hereby agrees to deliver the number of acquired shares set forth on Schedule II attached hereto (the "Shares"). The parties hereto understand and agree that the Company's delivery of the Shares and the effectiveness of the entire Agreement is conditioned upon the occurrence of the Closing.

                  2.2 Delivery of Purchase Price. Optionee hereby delivers to the Company the Aggregate Exercise Price as set forth on Schedule II attached hereto (the "Aggregate Exercise Price") in respect of the Exercised Options as follows: Payment of the Aggregate Exercise Price shall be made in full with shares of Common Stock, obtained through the exercise of the Exercised Options, and surrendered in lieu of the payment of cash concurrently with such exercise, with the shares of Common Stock so surrendered (the "Surrendered Shares") being valued at the "Value" (as defined below). The Optionee directs the Company to retain so many shares of Common Stock that would otherwise have been delivered by the Company to Optionee upon the exercise of the Exercised Options as equals the number of shares of Common Stock that would have been surrendered to the Company by the Optionee if the Aggregate Exercise Price had been paid with previously issued Common Stock. The sum of (a) the number of shares of Common Stock being purchased upon exercise of the non-surrendered portion of the Exercised Options pursuant hereto and (b) the number of shares of Common Stock underlying the portion of the Exercised Options being surrendered, shall not in any event be greater than the total number of shares of Common Stock purchasable upon the complete exercise of the Exercised Options if the Aggregate Exercise Price were paid in cash. The "Value" of the Exercised Options being surrendered shall equal the remainder derived from subtracting (a) the exercise price of the Exercised Options multiplied by the number of shares of Common Stock underlying the portion of the Exercised Options being surrendered from (b) $3.75 multiplied by the number of shares of Common Stock underlying the portion of the Exercised Options being surrendered. The Optionee hereby confirms that the aggregate number of shares of Common Stock as to which the Exercised Options are being exercised and surrendered, as well as the number of Shares being acquired by Optionee, are set forth on Schedule II.

         3.       Vesting Schedule.

                  3.1 The Shares shall vest and become nonforfeitable in accordance with the schedule set forth on Schedule III attached hereto.

                  3.2 Notwithstanding the vesting schedule set forth in Schedule III hereof, the vesting schedule may be accelerated by the Board of Directors of the Company in their sole decision.

                  3.3 Shares that are vested pursuant to the schedule set forth in Schedule III hereof are "Vested Shares." Shares that are not vested pursuant to Schedule III hereof are "Unvested Shares."

         4.       Termination.

                  4.1 Termination. If Optionee is Terminated (as defined in the
Plan) for any reason then any Unvested Shares shall revert to the Company and the Shares shall automatically be deemed forfeited and shall be cancelled on the books and records of the Company, unless the Board of Directors of the Company shall determine otherwise and so notifies the Optionee or Optionee's estate in writing within 15 days of such Termination. The Optionee agrees that Optionee will promptly return any certificates representing such Unvested Shares, to the extent issued, to the Company with stock powers endorsed in blank.

                  4.2 Stock Certificates; Dividends and Stockholder Rights.

                  (a) Certificates for Shares shall be issued in the Optionee's name and shall be held by the Company until the Shares shall become vested. The Company shall serve as attorney-in-fact for the Optionee during the period during which the Shares are unvested with full power and authority in the Optionee's name to assign and convey to the Company any Shares held by the Company for the Optionee if the Optionee forfeits the shares under the terms of this Agreement. Certificates representing the Shares shall bear the following legend:

                  The Shares represented by this Stock Certificate may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of unless the restrictions set forth in the Stock Option Exercise Agreement between the registered holder of these Shares and Specialty Catalog Corp. shall have lapsed.

         Upon the vesting of the Shares, the Company shall so notify the Secretary of the Company and the Secretary shall obtain from the Company certificates representing all such shares that have vested, which certificates shall not bear any restrictive endorsement making reference to this Agreement, and shall deliver such certificates to the Optionee.

                  (b) Upon the issuance of a certificate or certificates representing the Shares, the Optionee shall thereupon be a Optionee and, subject to the provisions of Section 3 hereof, have all the rights of a Optionee with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, however, that such Shares and any new, additional or different securities the Optionee may become entitled to receive with respect to such Shares by virtue of a stock split, dividend or other change in the corporate or capital structure of the Company shall be subject to the vesting and forfeiture provisions, restrictions on transfer and other restrictions set forth in this Agreement.

         5.       Representations and Warranties.

                  5.1 Shares Unregistered. The Optionee acknowledges and represents that the Optionee has been advised by the Company that:

                           (a) the offer and sale of the Shares has not been registered under the Securities Act;

                           (b) the Optionee must continue to bear the economic risk of the investment in the Shares unless the offer and sale of such Shares complies with the provisions and restrictions contained in the Stockholders Agreement and are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

                           (c) there is no established market for the Shares and it is not anticipated that there will be any public market for the Shares in the foreseeable future;

                           (d) restrictive legends, in the form set forth below, shall be placed on the certificates representing the Shares:

                  "The sale, assignment, transfer, pledge, encumbrance, or other disposition of the shares evidenced by this certificate, or any interest in such shares, is restricted by the terms of a Stockholders Agreement dated May 4, 2001, as it may be amended or modified from time to time, on file at the principal office of the corporation. No such sale, assignment, transfer, pledge, encumbrance or other disposition shall be effective unless and until the terms and conditions of the aforesaid Stockholders Agreement shall have been complied with in full."

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Act"), or under the securities laws of any state, and may not be pledged, hypothecated, sold or transferred unless registered and qualified under the Act and, if applicable, state securities laws, or in the opinion of counsel reasonably satisfactory to the corporation such registration and qualification are not required."

                           (e) a notation shall be made in the appropriate records of the Company indicating that the Shares are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Shares; and

                           (f) the transfer of Shares shall be restricted pursuant to the provisions of the Stockholders Agreement.

                  5.2 Additional Investment Representations. The Optionee advises the Company that:

                           (a) Optionee's financial situation is such that Optionee can afford to bear the economic risk of holding the Shares for an indefinite period of time, and can afford to suffer a complete loss of Optionee's investment in the Shares;

                           (b) Optionee's knowledge and experience in financial and business matters is such that Optionee is capable of evaluating the merits and risks of the investment in the Shares;

                           (c) Optionee understands that there are substantial restrictions on the transferability of the Shares and there will be no public market for the Shares and, accordingly, it may not be possible for Optionee to liquidate its investment in case of emergency, if at all;

                           (d) Optionee has been given the opportunity to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its subsidiaries, the Acquisition, the Stockholders Agreement, and to obtain any additional information which Optionee deems necessary; and

                           (e) Optionee is either: (i) an "accredited investor", as such term is defined in Rule 501 of Regulation D as promulgated under the Securities Act of 1933, as amended (the "Securities Act") or,
         (ii) if not an "accredited investor," then the Optionee has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Shares, and in the Optionee's judgment, has obtained sufficient information about the Company or its subsidiaries to evaluate the merits and risks of an investment in the Shares.

                  5.3 Representations of the Company. The Company represents to the Optionee that the statements contained in this Section 5.3 are correct and complete as of the date of this Agreement:

                           (a) Organization and Power. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

                           (b) Authorization. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized by all requisite corporate action on the part of the Company, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms and conditions. The Company need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         6.       Additional Covenants.

                  6.1 Bound by Provisions of the Stockholders Agreement. The Optionee hereby agrees that Optionee has received and read a copy of the Stockholders Agreement. The Optionee further agrees that by signing this Agreement and accepting the Shares, the Optionee, as a holder of the Shares, and the Optionee's successors and transferees, will become parties to the Stockholders Agreement and will be bound by the terms and provisions of the Stockholders Agreement applicable to such Shares, in accordance with Section 2 thereof, including without limitation, provisions applicable to any sale or other disposition of the Shares. Furthermore, the Optionee agrees that the Shares are subject to the Stockholders Agreement and that this provision will be deemed the Transfer Agreement (as defined in the Stockholders Agreement).

                  6.2 Tax Matters.

                           (a) Optionee acknowledges that there may be tax consequences as a result of the exercise, receipt or disposition of the Shares, some of which may be altered if the Optionee makes any election pursuant to Section 83(b) of the Code, and that the Company has advised Optionee to consult a tax advisor regarding the exercise, receipt and disposition of the Shares.

                           (b) The Company shall pay all taxes (other than any applicable income or similar taxes payable by the Optionee, except as otherwise provided herein) with respect to the issuance of Shares, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance. In addition, in the event that the Optionee is required to pay any taxes in connection with the exercise and sale of the Surrendered Shares on the spread between the exercise price and the fair market value of the Surrendered Shares on the date of exercise, then the Company hereby agrees to reimburse the Optionee in respect of those taxes, together with a "gross-up" payment calculated using the Company's net marginal income tax rate.

                  6.3 Share Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Company assets to stockholders, or any other change affecting shares of the Company's capitalization, the Committee in its discretion may make such adjustments as it may deem appropriate to reflect such change or to fairly preserve the intended benefits of the Plan.

                  6.4 No Right To Continued Employment. Nothing in this Agreement shall confer upon the Optionee any right with respect to continuance of employment by the Corporation or any of its subsidiaries, nor shall it interfere in any way with the right of the employer to terminate the Optionee's employment at any time. THIS AGREEMENT DOES NOT CONSTITUTE AN EMPLOYMENT CONTRACT. THIS AGREEMENT DOES NOT GUARANTEE EMPLOYMENT FOR THE LENGTH OF TIME OF THE VESTING PERIOD OR FOR ANY PORTION THEREOF.

                  6.5 Section 83(B) Election. If the Optionee files an election with the Internal Revenue Service to include the fair market value of any Optionee Shares in gross income as of the Date of Grant, the Optionee agrees to promptly furnish the Company with a copy of such election, together with the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election.

         7.       Miscellaneous.

                  7.1 Recapitalizations, Exchanges, Etc., Affecting Acquisition Corp. Shares. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the shares of common stock of Acquisition Corp., by reason of any dividend payable in shares of Common Stock, issuance of shares of Common Stock, combination, recapitalization, reclassification, merger, consolidation or otherwise.

                  7.2 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assign.

                  7.3 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

                  7.4 Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Agreement, the Plan and the Option Agreement constitute the entire agreement and understanding of the parties and supersede in their entirety all prior understandings and agreements of the Company and Optionee with respect to the subject matter hereof, and are governed by Delaware law applicable to contracts executed and to be fully performed therein.

                  7.5 Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.





                  7.6 Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed this Stock Option Exercise Agreement as of the date first above written.

                                              SPECIALTY CATALOG CORP.

                                     By:__________________________________
                                     Name:
                                     Title:


                                    OPTIONEE




                                    ---------------------------------------
                                    Name:
                                    Address:


CONSENTED TO BY:

SPECIALTY ACQUISITION CORP.


By:____________________________
   Name:
   Title:

                                   SCHEDULE I
                                  OPTIONS HELD


                         Options to Purchase
Optionee                  Number of Shares           Exercise Price Per Share
--------                 -------------------         ------------------------

                             [         ]                    $--------

                                   SCHEDULE II


                            Number of Total           Aggregate                 Number of Surrendered           Number of
Optionee                    Options Exercised         Exercise Price            Shares                          Acquired Shares
--------                    -----------------         --------------            ----------------------          ---------------

[-----------]                  [---------]              [--------]                   [--------]                   [--------]


                                  SCHEDULE III


                  The Shares shall vest in accordance with the following schedule:

                                                      Number of
                  Vesting Date                    Shares Exercisable
                  ------------                    ------------------

                  __________, 200__                  ______ Shares
                  __________, 200__                  ______ Shares
                  __________, 200__                  ______ Shares